FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
Email: gbennett@alsic.com
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES FIRST QUARTER 2004 RESULTS

Chartley, Massachusetts, May 5, 2004. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $169 thousand or $0.01 per basic and diluted common share, on revenue of $1.7 million for the fiscal quarter ended March 27, 2004. This compares with a net loss of $(206) thousand, or $(0.02) per basic and diluted common share on revenue of $595 thousand for the fiscal quarter ended March 29, 2003.

Grant Bennett, President, said: The significantly improved performance reflects two positive developments: 1) increasing revenue from new products, particularly lids and heat spreaders for flip chip applications, 2) revenue from existing products is beginning to stabilize after several quarters of significant volatility and uncertainty caused by the telecom bubble. Looking forward, we are focused on both further penetrating existing market segments such as the flip chip and motor controller segments, and on identifying new market segments for metal matrix composites. Beginning in Q1 2004, we have increased our marketing efforts in both of these initiatives. We also continue to believe that underlying market trends towards higher performance and higher density electronics are creating greater demand for our products.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Companys products are primarily used in high-density microprocessor and application specific integrated circuit assemblies, wireless basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions or a further downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION

(CPS) (OTC Bulletin Board: CPSX)

For the Fiscal Quarters Ended
	March 27,	March 29,
	2004	2003

Revenue	$1,664,391	$595,465

Net income (loss)	$ 168,689	$ (206,236)

Basic earnings (loss) per basic share	$ 0.01	$ (0.02)

Weighted average basic shares	12,293,209	12,293,209

Diluted earnings (loss) per diluted share	$ 0.01	$ (0.02)

Weighted average diluted shares	12,725,544	12,293,209